XO Group Reports First Quarter 2013 Financial Results

Conference Call Thursday, May 9th, at 4:30 p.m. ET, Dial-In (877) 314-9915 (ID# 60012012)

- First Quarter Revenue up 2%, Led by Publishing and Other up 13% and Local Online up 11%-

NEW YORK, May 9, 2013 /PRNewswire/ -- XO Group Inc. (NYSE: XOXO, www.xogroupinc.com), the premier media and technology company devoted to weddings, pregnancy, and everything in between, today reported financial results for the three months ended March 31, 2013.

First Quarter Summary Results

Total revenue for the first quarter was $30.3 million, up 1.7% compared to the prior year. The results were led by publishing and other revenues and local online advertising revenue, which grew 12.7% and 10.7%, respectively, year over year. Registry commission revenue grew 15.7% in the three months ended March 31, 2013 compared to the prior year period. National online advertising revenue increased by 3.7%, while merchandise revenue was down by 31.9% compared to the first quarter last year.

For the quarter ended March 31, 2013, the Company's operating profit was $2.8 million compared to $0.6 million in the prior year quarter. The $2.2 million increase in operating profit was primarily due to lower operating expenses, specifically decreased stock based compensation expenses, partially offset by increased technology related costs. Net income for the quarter was $1.7 million or $0.07 per diluted share, compared to $0.4 million or $0.02 per diluted share in the prior year quarter.

The Company's balance sheet at March 31, 2013 reflects cash and cash equivalents of $74.9 million, down $2.5 million from $77.4 million at December 31, 2012. Cash declined during the first quarter, primarily driven by $1.6 million of cash used to satisfy tax withholding obligations for employees related to the vesting of their restricted stock awards, as well as capital expenditures of $1.2 million, partially offset by cash from operating activities of $0.2 million.

"We are pleased with the strength in our advertising businesses this quarter, with strength across all platforms online and offline. However, we believe we still have a lot of opportunity to drive total revenue growth," said Chief Executive Officer, David Liu. "Our teams are working tirelessly to create new products, tools, and services across our brands and platforms. To this end, we recently launched our mobile optimized ecommerce site, and in the coming months we plan to roll out additional products which will connect our brides, newlyweds, and new parents with the relevant retailers and vendors during the critical 'five years of firsts' lifestages."

Recent Developments

  Local online advertising growth continued in the first quarter with ongoing strength across geographies and products. We had more than 22,500 vendors at the close of the first quarter compared to 21,500 during the same period last year. The churn rate increased slightly to 29.8% at the end of March 2013, from 29.3% during the same period last year, but down 40 basis points from the end of last year.  The average annual revenue per vendor was approximately $2,400, up 4.1% year over year (see Supplemental Tables, below).
  In April 2013, the Company launched a new Registry Platform. The new platform includes a rebuild of the entire back end system, extensive improvements to the couples search tool, new customizable registry profile pages, and the addition of centralized registry management for the brides, among other enhancements.
  During New York's April Bridal Fashion Week, the Company streamed 11 exclusive fashion shows on TheKnot.com and Facebook.  The runway live-stream shows included Monique Lhuillier, Reem Acra, Amsale, Oscar de la Renta, Carolina Herrera, Maggie Sottero and more. Along with the exclusive live-stream, TheKnot.com editors provided real-time coverage of the runway via multiple platforms including TheKnot.com, Facebook, Pinterest, Instagram and Twitter.
  In April 2013, the Board of Directors authorized a new repurchase program of up to $20 million of the Company's common stock from time to time on the open market or in privately negotiated transactions.
  In March 2013, the mobile version of The Knot Wedding Shop was launched at http://m.weddingshop.theknot.com. This site is optimized for mobile users, allowing for easy personalization and purchase of wedding related items such as napkins, totes, and wedding party gifts across mobile devices.

First Quarter 2013 Financial Highlights

"Our revenue results were mixed. We were encouraged by the growth in our publishing and local online businesses although we were disappointed with the continued decline of our merchandise business. We continue to focus on balancing investments with profitability. The increase in profitability this quarter, coupled with our recently announced share buyback authorization, positions us to continue to deliver value to our shareholders," said Chief Financial Officer, John Mueller.

  For the three months ended March 31, 2013, the Company's revenue was $30.3 million, up 1.7% compared to revenue in the first quarter of 2012. Net income for the first quarter was $1.7 million, or $0.07 per diluted share, compared to net income of $0.4 million, or $0.02 per diluted share, for the first quarter ended March 31, 2012.
  Local online advertising revenue was $13.6 million for the quarter ended March 31, 2013, growing 10.7% compared to $12.2 million for the first quarter of 2012.
  Publishing and other revenues were $5.1 million for the first quarter ended March 31, 2013, up 12.7% compared to the same period last year.
  National online advertising revenue was $6.6 million for the three months ended March 31, 2013, increasing 3.7% compared to the corresponding period in 2012.
  Registry commission revenue was $1.2 million in the first quarter of 2013, up 15.7% compared to the same period in 2012.
  Merchandise revenue from the sale of wedding and baby supplies was $3.8 million for the three months ended March 31, 2013, compared to $5.6 million for the corresponding period in 2012. The 31.9% decrease was mainly due to SEO challenges and the impact from increased usage of mobile devices by our users.
  Gross profit for the first quarter of 2013 was $25.6 million, up 2.7% year over year, and gross margin was 84.5% for the three months ended March 31, 2013, compared to 83.7% for the corresponding period in 2012.
  Operating expense was $22.8 million for the three months ended March 31, 2013, compared to $24.3 million for the corresponding period in 2012. The $1.5 million decrease in operating expense was mainly due to a decrease in stock-based compensation, partially offset by increased technology related costs.
  The year-over-year decrease in stock-based compensation was due to the timing of annual grants and the impact of a lower estimated accrual for stock-based compensation compared to the prior year.  As a result, stock-based compensation was $1.3 million for the three months ended March 31, 2013 compared to $2.6 million for the corresponding period in 2012.
  The Company incurred net operating expenses related to Ijie.com of approximately $1.0 million for the three months ended March 31, 2013, flat compared to the corresponding period in 2012.
  Net cash provided by operating activities was $0.2 million for the quarter ended March 31, 2013, while capital expenditures amounted to $1.2 million for the same period.

Supplemental Data Tables

Local Online Advertising Metrics

	1Q2013	4Q2012	3Q2012	2Q2012	1Q2012
Profile Count	30,400	29,100	29,700	29,700	29,300
Vendor Count	22,600	22,100	22,100	21,800	21,500
Churn Rate	29.8%	30.2%	29.8%	29.7%	29.3%
Avg. Revenue/Vendor	$2,400	$2,400	$2,300	$2,300	$2,300

Gross Profit/Margin by Business

Three months ended March 31,	2013	2013	2012	2012
($000s)	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Online sponsorship & advertising	$19,640	97.5%	$18,175	97.8%
Registry services	1,174	100.0%	1,014	100.0%
Merchandise	1,341	35.1%	2,551	45.5%
Publishing & other	3,422	66.5%	3,175	69.5%
Total gross profit	$25,577	84.5%	$24,915	83.7%

Stock Based Compensation

	Three Months ended March 31,
($000s)	2013	2012
Product & content development	$556	$834
Sales & marketing	341	880
General & administrative	407	860
Total stock-based compensation	$1,304	$2,574

XO GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in Thousands, Except for Per Share Data)

	Three Months Ended March 31,
	2013 (unaudited)	2012 (unaudited)
Net revenue:
Online sponsorship and advertising	$20,135	$18,589
Registry services	1,174	1,014
Merchandise	3,818	5,609
Publishing and other	5,146	4,567
Total net revenue	30,273	29,779
Cost of revenue:
Online sponsorship and advertising	495	414
Merchandise	2,477	3,058
Publishing and other	1,724	1,392
Total cost of revenue	4,696	4,864
Gross profit	25,577	24,915
Operating expenses:
Product and content development	6,872	6,592
Sales and marketing	9,976	11,153
General and administrative	4,819	5,634
Depreciation and amortization	1,103	946
Total operating expenses	22,770	24,325
Income from operations	2,807	590
Loss in equity interests	(58)	—
Interest and other income (expense), net	13	(4)
Income before income taxes	2,762	586
Provision for income taxes	1,089	234
Net income	1,673	352
Plus: net loss attributable to noncontrolling interest	—	45
Net income attributable to XO Group Inc.	$1,673	$397
Net income per share attributable to XO Group Inc. common stockholders:
Basic	$0.07	$0.02
Diluted	$0.07	$0.02
Weighted average number of shares used in calculating net earnings per share
Basic	24,460	25,519
Diluted	25,254	26,092

XO GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in Thousands, Except for Share and Per Share Data)

	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$74,948	$77,407
Accounts receivable, net	13,145	14,960
Inventories	3,216	2,222
Deferred production and marketing costs	638	557
Deferred tax assets, current portion	2,857	2,857
Prepaid expenses	4,002	2,311
Other current assets	88	141
Total current assets	98,894	100,455
Long-term restricted cash	2,600	2,599
Property and equipment, net	13,457	13,093
Intangible assets, net	5,382	5,660
Goodwill	37,750	37,750
Deferred tax assets	21,332	21,334
Investment in equity interests	2,338	2,396
Other assets	66	67
Total assets	$181,819	$183,354
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,030	$11,448
Deferred revenue	16,280	14,710
Total current liabilities	23,310	26,158
Deferred tax liabilities	2,789	2,791
Deferred rent	6,454	6,628
Other liabilities	3,272	3,270
Total liabilities	35,825	38,847
Stockholders' equity:
Preferred stock	—	—
Common stock	268	259
Additional paid-in-capital	163,885	164,071
Accumulated other comprehensive loss	(106)	(97)
Accumulated deficit	(18,053)	(19,726)
Total stockholders' equity	145,994	144,507
Total liabilities and equity	$181,819	$183,354

Conference Call and Replay Information

XO Group Inc. will host a conference call with investors at 4:30 p.m. ET on Thursday, May 9, 2013, to discuss its first quarter 2013 financial results. Participants should dial (877) 314-9915 and use Conference ID# 60012012 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of the Company's website, accessible at http://ir.xogroupinc.com. To access the webcast, participants should visit XO Group's website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on the Company's website approximately two hours after the conference call ends. A replay of the call will be available at (855) 859-2056 or (404) 537-3406, conference ID #60012012.

About XO Group Inc.

XO Group Inc. (NYSE: XOXO; http://www.xogroupinc.com) is the premier media and technology company devoted to weddings, pregnancy and everything in between, providing young women with the trusted information, products and advice they need to guide them through the most transformative events of their lives. Our family of premium brands began with the #1 wedding brand, The Knot, and has grown to include WeddingChannel.com, The Nest, The Bump and Ijie.com. XO Group is recognized by the industry for being innovative in all media - from the web to social media and mobile, magazines and books, and video - and our groundbreaking social platforms have ignited passionate communities across the world. XO Group has leveraged its customer loyalty into successful businesses in online sponsorship and advertising, registry services, ecommerce and publishing. The company is publicly listed on the New York Stock Exchange (XOXO) and is headquartered in New York City.

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenue to survive over the long term, (ii) we incurred losses for many years following our inception and may incur losses in the future, (iii) we may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall, (iv) sales to sponsors or advertisers may be delayed or cancelled, (v) efforts to launch new technology and features may not generate significant new revenue or may reduce revenue from existing services, (vi) we may be unable to develop solutions that generate revenue from advertising delivered to mobile phones and wireless devices, (vii) the significant fluctuation to which our quarterly revenue and operating results are subject, (viii) the seasonality of the wedding industry, (ix) our e-commerce operations are dependent on Internet search engine rankings, and our ability to influence those rankings is limited, (x) the dependence of our registry services business on third parties, and (xi) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Contact:
Ivan Marmolejos
Investor Relations
(212) 219-8555 x1004
IR@xogrp.com